Exhibit 99


Lexmark International comments on announcement of Hewlett Packard/Compaq merger


LEXINGTON, Ky., September 4, 2001 - Lexmark International, Inc. (NYSE: LXK) today issued the following statement following the announcement that Hewlett Packard and Compaq intend to merge.

Lexmark has had a relationship with Compaq in inkjet printers since 1998, and also has similar relationships with numerous other global companies. However, the vast majority of Lexmark's inkjet sales are of Lexmark-branded printers. Sales of inkjet printers to Compaq for the first half of this year represented less than three percent of Lexmark's revenue. In addition, the installed base of Compaq inkjet printers supplied by Lexmark will continue to generate demand for profitable Lexmark supplies in future periods.



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Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported more than $3.8 billion in revenue in 2000, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with the diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, changes in a country's or region's political or economic conditions, the impact of competitors' products and pricing, market acceptance of new products and pricing programs, management of inventory levels, currency fluctuations, production and supply difficulties, increased investment to support product development and expand capacity, the ability to increase printer and associated supplies manufacturing capacity, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.